Exhibit 10.7

SMART FOR LIFE, INC.

PROMISSORY NOTE AND COMMON STOCK

Principal Amount: $50,000	February 14, 2022

1. Principal and Interest. Smart for Life, Inc., a Delaware corporation (the “Company”), for value received, hereby promises to pay to the order of Barry T. Cervantes (“Holder”) in lawful money of the United States of America at the address for notices to Holder set forth below, the principal amount of $50,000 plus simple interest on the unpaid principal amount of this Note from the date hereof until the principal amount is paid in full at an annual rate of 12%, or such lesser rate as shall be the maximum rate allowable under applicable law. Interest from the date hereof shall be computed on the basis of a 365-day year. This promissory note is referred to herein as the Note (“Note”).

2. Maturity; Default Rate.

2.1 The principal amount and unpaid accrued interest on this Note shall be due and payable upon demand from the Holder (the “Maturity Date”).

3. Prepayment. The principal amount and all accrued and unpaid interest of this Note may be prepaid without penalty, in whole or in part, in the Company’s sole discretion.

4. Attorney’s Fees. If the indebtedness represented by this Note or any part thereof is collected in bankruptcy, receivership or other judicial proceedings or if this Note is placed in the hands of attorneys for collection after default, the Company agrees to pay, in addition to the principal amount and interest payable hereunder, reasonable attorneys’ fees and costs incurred by Holder.

5. Notices. Any notice required or permitted under this Note shall be given in writing and shall be deemed effectively given upon personal delivery or three business days following deposit with the United States Post Office, by registered or certified mail, postage prepaid, or sent by confirmed facsimile or electronic mail.

COMPANY:	Smart for Life, Inc. 990 Biscayne Blvd.

Suite 503

Miami, FL 33132

Attention: Alfonso J. Cervantes, Executive Chairman

6. Defaults and Remedies.

6.1 Events of Default. An “Event of Default” shall occur hereunder:

(i) if the Company shall default in the payment of the principal amount, when and as the same shall become due and payable and after written demand for payment thereof has been made and such amount remains unpaid for 10 business days after the date of such notice;

(ii) if the Company shall default in the payment of any interest on this Note, when and as the same shall become due and payable and after written demand for payment thereof has been made and such amount remains unpaid for 10 business days after the date of such notice;

(iii) if the Company shall default in the due observance or performance of any covenant, representation, warranty, condition or agreement on the part of the Company to be observed or performed pursuant to the terms hereof, and such default is not remedied or waived within the time periods permitted therein, or if no cure period is provided therein, within 10 business days after the Company receives written notice of such default; or

(iv) if the Company shall commence any proceeding in bankruptcy or for dissolution, liquidation, winding-up, composition or other relief under state or federal bankruptcy laws, or if such proceedings are commenced against the Company, or a receiver or trustee is appointed for the Company or a substantial part of its property, and such proceeding or appointment is not dismissed or discharged within 120 calendar days after its commencement.

6.2 Acceleration. If an Event of Default occurs under Section 6.1(iv), then the principal amount and all accrued and unpaid interest on this Note shall automatically become immediately due and payable, without presentment, demand, protest or notice of any kind, all of which are expressly waived. The failure of the Holder to declare this Note due and payable shall not be a waiver of its right to do so, and the Holder shall retain the right to declare this Note due and payable unless the Holder shall execute a written waiver.

7. Waiver of Notice of Presentment. The Company hereby waives presentment, demand for performance, notice of non-performance, protest, notice of protest and notice of dishonor. No delay on the part of Holder in exercising any right hereunder shall operate as a waiver of such right or any other right.

8. Governing Law. This Note is being delivered in and shall be construed in accordance with the laws of the State of Delaware, without regard to its conflicts of laws or choice of law provisions.

9. Amendment. Any term of this Note may be amended, and any provision hereof waived, with the written consent of the Company and the Holder.

10. Usury. Notwithstanding anything herein to the contrary, this Note is subject to the express condition that at no time shall the Company be obligated or required to pay interest hereunder at a rate which could subject the Holder to either civil or criminal liability as a result of being in excess of the maximum contract rate which is permitted by law. If, by the terms of this Note, the Company is at any time required or obligated to pay interest at a rate in excess of the maximum contract rate which is permitted by law, the rate of interest under this Note shall be immediately reduced to the maximum contract rate which is permitted by law and all interest payable hereunder shall be computed at the maximum contract rate permitted by law, and the portion of all prior interest payments in excess of the maximum contract rate permitted by law shall be applied to and shall be deemed to have been payments made for the reduction of the outstanding principal balance of this Note.

11. Assignment. This Note and the rights hereunder may not be assigned or transferred by the Holder, other than to an affiliate of the Holder, without the prior written consent of the Company, provided that any affiliate transferee, prior to effectiveness of such transfer, must agree in writing to be subject to the terms of this Note to the same extent as if such affiliate transferee were the original holder, and provided further that the Holder must give written notice to the Company of its intention to effect such transfer. Any purported assignment in contravention of this Section 11 shall be null and void. Subject to the foregoing, this Note shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

12. Non-Waiver. The failure of the Holder to enforce or exercise any right or remedy provided in this Note or at law or in equity upon any default or breach shall not be construed as waiving the rights to enforce or exercise such or any other right or remedy at any later date. No exercise of the rights and powers granted in or held pursuant to this Note by the Holder, and no delays or omissions in the exercise of such rights and powers shall be held to exhaust the same or be construed as a waiver thereof, and every such right and power may be exercised at any time and from time to time.

[SIGNATURE PAGE FOLLOWS]

This Note is hereby issued by the Company as of the year and date first above written.

COMPANY:

SMART FOR LIFE, INC.

By:	/s/ Alfonso J. Cervantes
Name:	Alfonso J. Cervantes
Title:	Executive Chairman

PERSONAL GUARANTOR: ALFONSO J. CERVANTES

By:	/s/ Alfonso J. Cervantes
Alfonso J. Cervantes, personally

Signature Page –Note

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